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             [TROOP STEUBER PASICH REDDICK & TOBEY, LLP LETTERHEAD]






August 31, 1998




The Producers Entertainment Group Ltd.
5757 Wilshire Boulevard, Penthouse One
Los Angeles, California 90036

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the Registration Statement") to which this letter is attached as Exhibit 5.1 filed by The Producers Entertainment Group Ltd., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act), (i) up to 1,250,000 shares of the Common Stock, par value $0.001 per share (the "Shares"), of certain selling stockholders (the "Selling Stockholders") issuable pursuant to that certain securities purchase agreement between the Company and a selling stockholder dated July 31, 1998 (the "Securities Purchase Agreement"), and (ii) 20,000 shares of the Common Stock, par value $0.001 per share (the "Warrant Shares"), issuable pursuant to the exercise of certain warrants (the "Warrants").

        We are of the opinion that:

        1. The Shares have been duly authorized and, upon issuance and sale in conformity with and pursuant to the Securities Purchase Agreement, will be legally and validly issued, fully paid and non-assessable.

        2. The Warrant Shares have been duly authorized and, upon issuance and sale in conformity with and pursuant to the terms of the Warrants, will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                  Respectfully submitted,

                                  /S/ TROOP STEUBER PASICH REDDICK & TOBEY, LLP

                                  TROOP STEUBER PASICH
                                  REDDICK & TOBEY, LLP